UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2004

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 480-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Registrant, Openwave Systems Inc. (“Openwave” or the “Company”) and David Hose entered into an agreement on December 1, 2004 (the “Transition Agreement”). The Transition Agreement changes Mr. Hose’s role from Senior Vice President, Client Business to employee-advisor of the Company for the period from November 29, 2004 to December 31, 2004 (the “Transition Period”). As an employee-advisor, Mr. Hose will continue to assist in transitioning key customer relationships and carry out such duties as the Chief Executive Officer or Chief Administrative Officer shall assign. For the Transition Period and subject to the execution of an effective release, Mr. Hose (a) is entitled to receive his current salary of $25,000 per month, (b) will continue to receive standard company benefits, and (c) shall continue to vest in his stock options and restricted stock. Subject to performing his duties during the Transition Period, the execution of a release of claims and his continued compliance with his covenant not to compete and confidentiality obligations, Mr. Hose (a) will be paid twenty-four (24) semi-monthly payments of $12,500 for the period from January 1, 2005 through December 31, 2005, (b) will receive medical, dental and vision insurance benefits coverage for up to twelve months commencing January 1, 2005, and (c) will be eligible to receive a bonus for the quarter ending December 31, 2004 that would have been earned by Mr. Hose as an employee under his prior employment arrangement through December 31, 2004.

Simon Wilkinson, a founder and the former Chief Executive Officer of Magic4, will be assuming the Client group responsibilities of Mr. Hose.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ STEVE PETERS
Name:	Steve Peters
Title:	Chief Administrative Officer

Date: December 3, 2004